Consent of Independent Auditors



        We consent to the inclusion of our report dated December 29, 1999 in Form 8-K/A of Delta Petroleum Corporation and incorporation by reference in the registration statement No. 33-87106 and 33-91452 Form S-8 of Delta Petroleum Corporation relating to the Statement of Oil and Gas Revenue and Direct lease operating expenses of oil and gas properties of Whiting Petroleum Corporation acquired by Delta Petroleum Corporation for the year ended June 30, 1999 and nine month period ended June 30, 1998 which report appears in the Form 8-K/A of Delta Petroleum Corporation dated February 7, 2000.


                                            KPMG LLP


Denver, Colorado
February 14, 2000